EXHIBIT 99.1

QCR Holdings, Inc. Announces Net Income of $3.8 Million for the Fourth Quarter of 2013 and Net Income of $14.9 Million for the Year

MOLINE, Ill., Feb. 3, 2014 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced net income attributable to QCR Holdings, Inc. ("Net Income") of $3.8 million for the quarter ended December 31, 2013, or diluted earnings per common share ("EPS") of $0.50 after preferred stock dividends of $736 thousand. By comparison, for the quarter ended September 30, 2013, the Company reported Net Income of $3.8 million, or diluted EPS of $0.51 after preferred stock dividends of $811 thousand. For the fourth quarter of 2012, the Company reported Net Income of $3.2 million, or diluted EPS of $0.49 after preferred stock dividends of $811 thousand.

Successful Sales of Austin, MN and Mason City, IA Branches of Community National Bank Highlight Fourth Quarter

On October 4, 2013, the Company completed its previously announced sale of the two Mason City, Iowa branches of Community National Bank ("CNB") to Clear Lake Bank & Trust Company. The Company sold certain assets and liabilities of the two Mason City branches, including deposits of $55 million and loans of $23 million, for a pre-tax gain on sale of $874 thousand. On October 11, 2013, the Company completed its previously announced sale of the two Austin, Minnesota branches of CNB to Eastwood Bank. The Company sold certain assets and liabilities of the two Austin branches, including deposits of $36 million and loans of $32 million, for a pre-tax gain on sale of $1.5 million. In total, the Company sold certain assets and liabilities of CNB branches totaling $91 million for a pre-tax gain on sale of $2.3 million. Subsequent to the branch sales, the Company executed a data conversion and merger of CNB and its remaining branches into Cedar Rapids Bank & Trust ("CRBT"). CNB is operating as a division of CRBT under the name of "Community Bank & Trust."

"With the successful execution of the branch sales and a successful data conversion and merger of CNB into CRBT, the acquisition of CNB continued to significantly impact our earnings in the fourth quarter," stated Douglas M. Hultquist, President and Chief Executive Officer. "The pre-tax gain on the branch sales of $2.3 million was offset by $1.2 million of pre-tax acquisition costs which consisted mostly of data conversion costs as well as professional fees and other costs related to the branch sales."

Mr. Hultquist added, "Excluding these one-time acquisition related items, our core earnings totaled $3.1 million which is a decline from $3.8 million of the prior quarter. Our core revenue fell quarter-over-quarter with nearly a full quarter of operations occurring after the branch sales. Specifically, net interest income fell quarter-over-quarter by $414 thousand as a result of reduced earning assets related to the branch sales. Additionally, deposit service fees declined $153 thousand quarter-over-quarter. These revenue declines from the branch sales were only minimally offset by cost savings as we finalized the CNB integration and related cost savings throughout the entire fourth quarter. Now that the integration is complete, we fully expect increased operational efficiency for CNB as we move into 2014. Our provision for loan/lease losses ("provision") was elevated in the fourth quarter, an increase of $619 thousand over the prior quarter, as we added specific reserves to several existing nonperforming loans. Our allowance now covers 105% of total nonperforming loans."

Company Reports Record Net Income for the Year Propelled by Acquisition-Related Gains

For the year ended December 31, 2013, the Company reported Net Income of $14.9 million, or diluted EPS of $2.08 after preferred stock dividends of $3.2 million. For the same period of 2012, the Company reported Net Income of $12.6 million, or diluted EPS of $1.85 after preferred stock dividends of $3.5 million. Net interest income grew $6.5 million, or 11%, in 2013 with the acquisition of CNB and organic growth in our legacy markets. Provision increased $1.6 million, or 36%, as the Company added specific reserves to several existing nonperforming loans as workouts of those loans continue to progress. Noninterest income jumped $9.2 million, or 55%, propelled by acquisition related gains of $4.1 million (bargain purchase gain of $1.8 million and the gains on branch sales of $2.3 million), growth in wealth management fee income of $1.5 million, increased gains on sales of government guaranteed portions of loans of $1.1 million, as well as increases across many of the core recurring noninterest income sources as a result of the acquisition of CNB. Noninterest expenses grew $12.2 million, or 23%, in 2013. Acquisition and data conversion costs totaled $2.3 million for the year. The addition of CNB's cost structure contributed to increased costs for more than half of the year.

Mr. Hultquist continued, "This past year was the busiest in our Company's history. We are excited to have added Community Bank & Trust to our QCRH Family. Stripping away one-time items, our core earnings for 2013 totaled $13.3 million, which was an increase of $703 thousand, or 6%, over 2012's core earnings of $12.6 million. Elevated levels of noninterest expenses as we worked to get CNB fully integrated diluted some of this core earnings growth. As we have fully integrated CNB, we are confident our operational efficiency will improve in 2014. Further, although we saw increased provision for 2013, we continue to place a strong emphasis on our loan quality."

Net Interest Income Grew 11% in 2013

Net interest income grew $6.5 million, or 11%, in 2013. The acquisition of CNB coupled with organic earning asset growth at the Company's legacy charters contributed to the growth. Net interest margin compressed from 3.14% for 2012 down to 3.03% for 2013 as the impact of earning asset growth fell short of the impact of declining yields. For the fourth quarter of 2013, net interest income fell 2% from the third quarter of 2013 as a result of the impact of the branch sales. By comparison, net interest income for the fourth quarter of 2013 grew $2.6 million, or 18%, from the same quarter of 2012. The Company reported net interest margin of 3.04% for the fourth quarter of 2013, which is a decline of 3 basis points from the prior quarter, and a decrease of 1 basis point from the fourth quarter of 2012.

"Our management teams are working hard to expand net interest income and margin," stated Todd A. Gipple, Executive Vice President, Chief Operating Officer, and Chief Financial Officer. "The impact of declining yields on our earning assets appears to have slowed. We continue to focus on growing quality loans/leases and core deposits to maximize net interest income and margin while balancing interest rate risk."

Total Assets Grew 14% in 2013

During the fourth quarter of 2013, the Company's total assets declined $90.8 million, or 4%, to a total of $2.39 billion. The decline was primarily attributable to the sale of the CNB branches. Excluding the impact of the branch sales, loans/leases declined $24.0 million as payoffs outpaced new loans and the Company successfully worked out of certain nonperforming loans. The Company's liquid assets (cash and federal funds sold) grew $22.1 million, offsetting the decline in loans/leases. Excluding the impact of the branch sales, the Company's liabilities were flat.

For the full year of 2013, the Company's total assets grew $301.2 million, or 14%, as a result of the acquisition of CNB and organic growth in the Company's legacy markets. Specifically, excluding the impact of the branch sales, the Company grew loans/leases $225.8 million, or 18%, during 2013. Additionally, the Company grew its securities portfolio $95.0 million, or 16%, during 2013 with most of this growth in tax-exempt municipal securities. The earning asset growth was funded primarily by deposits which grew $363.9 million, or 26%, excluding the impact of the branch sales.

Mr. Gipple remarked, "Although we are disappointed in the net decline in loans during the current quarter, we remain fully committed to continuing our trend of the past several years of growing quality loans and leases and funding with core deposits. Our talented commercial bankers continue to focus on our relationship-based banking model. Regarding the growth in our securities portfolio over the year, we continue to increase our investment in tax-exempt municipal securities that are located in the Midwest with strong underwriting conducted before investment. We carefully consider pricing and duration as we continually evaluate this investment strategy."

Nonperforming Assets Improve 10% in Fourth Quarter of 2013

Nonperforming assets at December 31, 2013 were $30.6 million, which were down $3.1 million, or 10%, from September 30, 2013, and up $1.0 million, or 3%, from December 31, 2012. In addition, the ratio of nonperforming assets-to-total assets was 1.28% at December 31, 2013, which was down from 1.35% at September 30, 2013, and down from 1.41% at December 31, 2012. Generally, the vast majority of the Company's nonperforming assets consist of nonaccrual loans/leases, accruing troubled debt restructurings, and other real estate owned ("OREO").

 "Our nonperforming loans fell $4.4 million, or 18%, during the current quarter," stated Mr. Gipple. "Part of this decline was driven by net charge-offs of $2.6 million as we near completion of workouts for several existing nonperforming loans. The remainder was the result of sales or payoffs of certain nonperforming loans. We continue to focus on working out our existing nonperforming loans and assets timely and at minimal loss. Our lending/leasing practices and credit culture remain unchanged and we will continue our strong commitment to improving our overall asset quality."

The Company's provision totaled $2.0 million for the fourth quarter of 2013, which was up $619 thousand from the prior quarter, and up $940 thousand from the fourth quarter of 2012. For the year ended December 31, 2013, the Company's provision totaled $5.9 million which was an increase of $1.6 million, or 36%, from the same period of 2012. With net charge-offs of $2.6 million (18 basis points of average loans/leases for the current quarter) exceeding provision of $2.0 million, the Company's allowance for loan/lease losses ("allowance") declined to $21.4 million at December 31, 2013. As of December 31, 2013, the Company's allowance to total loans/leases was 1.47%, which was up from 1.43% at September 30, 2013, and down from 1.55% at December 31, 2012. In accordance with generally accepted accounting principles for acquisition accounting, the acquired CNB loans were recorded at market value; therefore, there was no allowance associated with CNB's loans at acquisition. Management continues to evaluate the allowance needed on the acquired CNB loans factoring in the net remaining discount originally established upon acquisition. The Company's allowance to total nonperforming loans/leases was 105% at December 31, 2013, which was up from 89% at September 30, 2013 and up from 78% at December 31, 2012.

Capital Levels Remain Strong

Series E Preferred Stock Converted to Common Stock in the Fourth Quarter

As of December 31, 2013, the Company and its subsidiary banks continued to maintain capital at levels well above the existing minimum requirements administered by the federal regulatory agencies.

"With the successful execution of the CNB branch sales in the fourth quarter, the additional excess capital generated will aid in the execution of our long-term capital plan," stated Mr. Gipple. "In particular, we plan to use the excess capital to continue our redemption of our remaining Small Business Lending Fund preferred capital in 2014."

Mr. Gipple added, "We were pleased to execute on the conversion of our Series E preferred capital during the fourth quarter of 2013. This was a significant accomplishment and a critical component to our long-term capital plan as it increased our tangible common equity approximately 100 basis points and eliminated annual preferred dividends totaling $1.75 million."

Financial highlights for the Company's primary subsidiaries were as follows:

  Quad City Bank & Trust, the Company's first subsidiary bank which opened in 1994, had total consolidated assets of $1.25 billion at December 31, 2013, which was flat from September 30, 2013, and up $67.8 million from December 31, 2012. For the fourth quarter of 2013, loans/leases fell $9.3 million, or 1%, while growth in liquid assets (cash and federal funds sold) equally offset the loan/lease decline. Deposits continued to grow in the current quarter ($24.7 million, or 3%) led by noninterest bearing deposits ($32.1 million, or 9%). The bank experienced a decline in other borrowings to offset the increase in deposits. For the year, loans/leases grew $7.2 million, or 1%. The bank grew its securities portfolio $49.3 million, or 13% with most of the growth in tax-exempt municipal securities that are located in the Midwest with strong underwriting conducted before investment. The growth was funded from deposits (increase of $118.1 million, or 17%) partially offset by a reduction in FHLB advances ($8.0 million) and other borrowings ($29.3 million). The bank realized net income of $10.3 million for the full year of 2013, which compares to $10.7 million for the same period of 2012. The decline is primarily the result of increased provision for specific commercial credits.

  Included in the discussion above and consolidated with Quad City Bank & Trust, m2 Lease Funds, LLC, the Company's leasing subsidiary, grew leases $8.9 million, or 6%, during the fourth quarter of 2013. For the full year of 2013, m2 grew leases $26.1 million, or 24%. Further, m2 realized pre-tax net income of $3.6 million for the full year of 2013, which was up from $3.4 million for the same period of 2012.

  Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $804.2 million at December 31, 2013, which was an increase of $153.0 million, or 24%, from September 30, 2013, and an increase of $178.5 million, or 29%, from December 31, 2012. On October 26, 2013, CNB was merged with and into CRBT. CNB's merged branch offices now operate as a division of the bank under the name "Community Bank & Trust". The majority of the net asset growth was directly attributable to the merger of CNB during the fourth quarter. The bank realized net income of $6.7 million for the full year of 2013, which was an increase of $855 thousand, or 15%, over the same period of 2012. The bank continues to have success in generating strong noninterest income from gains on sales of the government guaranteed portion of SBA and USDA loans. This continues to be a core strategy for the bank and the Company.

  Rockford Bank & Trust, which opened in 2005, had total assets of $339.4 million at December 31, 2013, which was an increase of $5.6 million, or 2%, from September 30, 2013, and an increase of $25.6 million, or 8%, from December 31, 2012. During the fourth quarter, loans grew $2.3 million, or 1%, and tax-exempt municipal securities grew $1.6 million, or 9%. The majority of these municipal securities are located in the Midwest with strong underwriting conducted before investment. Deposit growth ($6.7 million, or 3%) partially offset by reduced borrowings funded the net earning asset growth. For the full year of 2013, loans grew $15.5 million, or 7%, and tax-exempt municipal securities grew $18.8 million. This earning asset growth was funded primarily from deposits (grew $14.5 million, or 6%) and low cost, short-term FHLB advances (increased $14.0 million). The bank realized net income of $1.6 million for the full year of 2013, which was up significantly from $593 thousand for the same period of 2012. The bank experienced strong improvement in asset quality in 2013 which translated over to lower credit costs and drove the improved earnings.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank & Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank & Trust Company also engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin. With the acquisition of Community National Bancorporation on May 13, 2013, the Company now serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business, including Basel III, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations issued thereunder; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the integration of acquired entities, including CNB; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x)  unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of
	December 31,		September 30,		December 31,
	2013		2013		2012
	(dollars in thousands, except share data)

CONDENSED BALANCE SHEET	Amount	%	Amount	%	Amount	%
Cash, federal funds sold, and interest-bearing deposits	$ 114,431	5%	$ 122,779	5%	$ 110,488	5%
Securities	697,210	29%	703,699	28%	602,239	29%
Net loans/leases	1,438,832	60%	1,517,321	61%	1,267,462	61%
Core deposit intangible	1,870	0%	3,311	0%	--	0%
Goodwill	3,223	0%	3,223	0%	3,223	0%
Other assets	139,387	6%	135,381	6%	110,318	5%
Total assets	$ 2,394,953	100%	$ 2,485,714	100%	$ 2,093,730	100%

Total deposits	$ 1,646,991	68%	$ 1,741,832	70%	$ 1,374,114	66%
Total borrowings	563,381	24%	557,513	22%	547,758	26%
Other liabilities	37,004	2%	38,416	2%	31,424	1%
Total stockholders' equity	147,577	6%	147,953	6%	140,434	7%
Total liabilities and stockholders' equity	$ 2,394,953	100%	$ 2,485,714	100%	$ 2,093,730	100%

SELECTED INFORMATION FOR COMMON STOCKHOLDERS' EQUITY
Common stockholders' equity *	$ 117,778		$ 94,791		$ 87,271
Common shares outstanding **	7,884,462		5,810,602		4,918,202
Book value per common share *	$ 14.94		$ 16.31		$ 17.74
Tangible book value per common share ***	$ 14.29		$ 15.19		$ 17.08
Closing stock price	$ 17.03		$ 15.89		$ 13.22
Market capitalization	$ 134,272		$ 92,330		$ 65,019
Market price / book value	114.00%		97.40%		74.50%
Market price / tangible book value	119.17%		104.64%		77.39%
Tangible common equity **** / total tangible assets (TCE/TA)	4.71%		3.56%		4.02%
TCE/TA excluding accumulated other comprehensive income	5.29%		3.96%		3.80%

REGULATORY CAPITAL RATIOS:
Total risk-based capital ratio	12.76%	*****	12.25%		12.71%
Tier 1 risk-based capital ratio	11.37%	*****	10.84%		11.27%
Tier 1 leverage capital ratio	8.09%	*****	7.77%		8.13%

	For the quarter ended December 31,				For the year ended December 31,
CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY	2013		2012		2013		2012
Beginning balance	$ 147,953		$ 139,121		$ 140,434		$ 144,433
Net income	3,816		3,246		14,938		13,106
Other comprehensive income (loss), net of tax	(3,605)		(1,415)		(18,351)		(48)
Preferred and common cash dividends declared	(966)		(1,003)		(3,627)		(3,877)
Issuance of 834,715 shares of common stock for acquisition of CNB, net	--		--		13,017		--
Redemption of 10,223 shares of Series F Preferred Stock	--		--		--		(10,223)
Purchase of noncontrolling interest	--		(255)		--		(4,782)
Other ******	379		740		1,166		1,825
Ending balance	$ 147,577		$ 140,434		$ 147,577		$ 140,434

* Includes accumulated other comprehensive income
**Increase is mostly the result of shares issued for conversion of Series E Preferred Stock (2,057,502 shares at $12.15/share) and acquisition of CNB (834,715 shares)
***Includes accumulated other comprehensive income and excludes intangible assets
****Tangible common equity is defined as total common stockholders' equity excluding equity of noncontrolling interests and excluding goodwill and other intangibles. This ratio is a non-GAAP financial measure. The Company's management believes that this measure is important to many investors in the marketplace who are interested in changes period to period in common equity exclusive of changes in intangible assets.
*****Subject to change upon final calculation for regulatory filings due after earnings release
******Includes mostly common stock issued for options exercised and the employee stock purchase plan, as well as stock-based compensation.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of
	December 31,		September 30,		December 31,
	2013		2013		2012
	(dollars in thousands)

ANALYSIS OF LOAN DATA	Amount	%	Amount	%	Amount	%
Nonaccrual loans/leases	$ 17,878	59%	$ 22,126	66%	$ 17,932	60%
Accruing loans/leases past due 90 days or more	84	0%	61	0%	159	1%
Troubled debt restructures - accruing	2,523	8%	2,739	8%	7,300	25%
Other real estate owned	9,729	32%	8,496	25%	3,955	13%
Other repossessed assets	346	1%	255	1%	212	1%
Total nonperforming assets	$ 30,560	100%	$ 33,677	100%	$ 29,558	100%

Net charge-offs (calendar year-to-date)	$ 4,408		$ 1,808		$ 3,235

Loan/lease mix:
Commercial and industrial loans	$ 431,688	30%	$ 471,257	31%	$ 394,244	31%
Commercial real estate loans	671,753	46%	714,701	46%	593,979	46%
Direct financing leases	128,901	9%	121,268	8%	103,686	8%
Residential real estate loans	147,356	10%	150,825	10%	115,582	9%
Installment and other consumer loans	76,034	5%	77,226	5%	76,720	6%
Deferred loan/lease origination costs, net of fees	4,548	0%	4,106	0%	3,176	0%
Total loans/leases	$ 1,460,280	100%	$ 1,539,383	100%	$ 1,287,387	100%
Less allowance for estimated losses on loans/leases	21,448		22,062		19,925
Net loans/leases	$ 1,438,832		$ 1,517,321		$ 1,267,462

ANALYSIS OF SECURITIES DATA
Securities mix:
U.S. government sponsored agency securities	$ 356,473	51%	$ 367,525	55%	$ 338,609	57%
Municipal securities	180,361	26%	166,771	24%	97,615	16%
Residential mortgage-backed and related securities	157,429	23%	166,545	24%	163,601	27%
Other securities	2,947	0%	2,858	0%	2,414	0%
Total securities	$ 697,210	100%	$ 703,699	102%	$ 602,239	100%

ANALYSIS OF DEPOSIT DATA
Deposit mix:
Noninterest-bearing demand deposits	$ 542,566	33%	$ 515,365	30%	$ 450,660	33%
Interest-bearing demand deposits	715,643	43%	780,546	45%	587,201	43%
Time deposits	326,852	20%	382,819	22%	290,933	21%
Brokered time deposits	61,930	4%	63,103	4%	45,320	3%
Total deposits	$ 1,646,991	100%	$ 1,741,833	100%	$ 1,374,114	100%

ANALYSIS OF BORROWINGS DATA
Borrowings mix:
FHLB advances	$ 231,350	41%	$ 205,350	37%	$ 202,350	37%
Wholesale structured repurchase agreements	130,000	23%	130,000	23%	130,000	24%
Customer repurchase agreements	98,823	18%	124,330	22%	104,943	19%
Federal funds purchased	50,470	9%	44,930	8%	66,140	12%
Junior subordinated debentures	40,290	7%	40,257	7%	36,085	7%
Other	12,448	2%	12,646	2%	8,240	1%
Total borrowings	$ 563,381	100%	$ 557,513	100%	$ 547,758	100%

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
	(dollars in thousands, except per share data)

CONDENSED INCOME STATEMENT
Interest income	$ 21,199	$ 21,996	$ 18,980	$ 81,872	$ 77,376
Interest expense	4,303	4,686	4,679	17,767	19,727
Net interest income	16,896	17,310	14,301	64,105	57,649
Provision for loan/lease losses	1,986	1,367	1,046	5,930	4,371
Net interest income after provision for loan/lease losses	14,910	15,943	13,255	58,175	53,278
Noninterest income	7,726	5,935	4,480	25,814	16,621
Noninterest expense	18,212	17,027	13,380	64,433	52,259
Net income before taxes	4,424	4,851	4,355	19,556	17,640
Income tax expense	608	1,039	1,109	4,618	4,534
Net income	$ 3,816	$ 3,812	$ 3,246	$ 14,938	$ 13,106
Less: Net income attributable to noncontrolling interests	--	--	(6)	--	488
Net income attributable to QCR Holdings, Inc.	$ 3,816	$ 3,812	$ 3,252	$ 14,938	$ 12,618

Less: Preferred stock dividends	736	811	811	3,168	3,496
Net income attributable to QCR Holdings, Inc. common stockholders	$ 3,080	$ 3,001	$ 2,441	$ 11,770	$ 9,122

Earnings per share attributable to QCR Holdings, Inc.:
Basic	$ 0.51	$ 0.52	$ 0.50	$ 2.13	$ 1.88
Diluted	$ 0.50	$ 0.51	$ 0.49	$ 2.08	$ 1.85

Earnings per common share (basic) attributable to QCR Holdings, Inc. LTM *	$ 2.13	$ 2.12	$ 1.87

Weighted average common shares outstanding	6,001,120	5,806,019	4,885,470	5,531,948	4,844,776
Weighted average common and common equivalent shares outstanding	6,140,809	5,915,279	4,983,939	5,646,926	4,919,559

AVERAGE BALANCES
Assets	$ 2,432,900	$ 2,456,167	$ 2,062,188	$ 2,330,604	$ 2,025,691
Loans/leases	$ 1,474,257	$ 1,529,771	$ 1,241,522	$ 1,425,364	$ 1,219,623
Deposits	$ 1,706,485	$ 1,738,310	$ 1,364,355	$ 1,594,939	$ 1,310,360
Total stockholders' equity	$ 149,733	$ 146,038	$ 140,187	$ 145,906	$ 141,793
Common stockholders' equity	$ 106,285	$ 93,537	$ 86,615	$ 102,525	$ 84,159

KEY PERFORMANCE RATIOS
Return on average assets (annualized) ***	0.63%	0.62%	0.63%	0.64%	0.62%
Return on average common equity (annualized) **	11.59%	12.83%	11.27%	11.48%	10.84%
Return on average total equity (annualized) ***	10.19%	10.44%	9.28%	10.24%	8.90%
Price earnings ratio LTM *	8.00 x	7.50 x	7.07 x	8.00 x	7.07 x
Net interest margin (TEY)	3.04%	3.07%	3.05%	3.03%	3.14%
Nonperforming assets / total assets	1.28%	1.35%	1.41%	1.28%	1.41%
Net charge-offs / average loans/leases	0.18%	0.03%	0.04%	0.31%	0.27%
Allowance / total loans/leases ****	1.47%	1.43%	1.55%	1.47%	1.55%
Allowance / nonperforming loans ****	104.70%	88.51%	78.47%	104.70%	78.47%
Efficiency ratio	73.97%	73.25%	71.24%	71.66%	70.36%
Full-time equivalent employees *****	400	431	356	400	356

* LTM: Last twelve months
** The numerator for this ratio is "Net income attributable to QCR Holdings, Inc. common stockholders"
*** The numerator for this ratio is "Net income attributable to QCR Holdings, Inc."
**** Upon acquisition per GAAP, the loans are recorded at market value which eliminated the allowance and impacts these ratios.
***** CBT had 75 full-time equivalent employees at September 30, 2013. With branch sales and full implementation of cost savings, CBT full-time equivalents were 41 at December 31, 2013.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

ANALYSIS OF NET INTEREST INCOME AND MARGIN
	For the Quarter Ended
	December 31, 2013			September 30, 2013			December 31, 2012
	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost
	(dollars in thousands)

Securities *	$ 720,737	$ 4,398	2.42%	$ 717,195	$ 4,043	2.24%	$ 603,001	$ 3,495	2.31%
Loans *	1,474,257	17,263	4.65%	1,529,771	18,440	4.78%	1,241,522	15,793	5.06%
Other	101,676	246	0.96%	80,903	226	1.11%	85,561	222	1.03%
Total earning assets *	$ 2,296,670	$ 21,907	3.78%	$ 2,327,869	$ 22,709	3.87%	$ 1,930,084	$ 19,510	4.02%

Deposits	$ 1,147,913	$ 1,027	0.35%	$ 1,212,602	$ 1,394	0.46%	$ 904,294	$ 1,385	0.61%
Borrowings	531,932	3,276	2.44%	533,138	3,292	2.45%	525,051	3,294	2.50%
Total interest-bearing liabilities	$ 1,679,845	$ 4,303	1.02%	$ 1,745,740	$ 4,686	1.06%	$ 1,429,345	$ 4,679	1.30%

Net interest income / spread *		$ 17,604	2.76%		$ 18,023	2.81%		$ 14,831	2.72%
Net interest margin *			3.04%			3.07%			3.06%

	For the Year Ended
	December 31, 2013			December 31, 2012
	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost
	(dollars in thousands)

Securities *	$ 700,344	$ 16,140	2.30%	$ 603,568	$ 14,268	2.36%
Loans *	1,425,364	67,484	4.73%	1,219,623	64,100	5.26%
Other	74,570	853	1.14%	73,009	891	1.22%
Total earning assets *	$ 2,200,278	$ 84,477	3.84%	$ 1,896,200	$ 79,259	4.18%

Deposits	$ 1,076,533	$ 4,715	0.44%	$ 898,321	$ 6,219	0.69%
Borrowings	552,776	13,052	2.36%	545,080	13,508	2.48%
Total interest-bearing liabilities	$ 1,629,309	$ 17,767	1.09%	$ 1,443,401	$ 19,727	1.37%

Net interest income / spread *		$ 66,710	2.75%		$ 59,532	2.81%
Net interest margin *			3.03%			3.14%

* Includes nontaxable securities and loans. Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 34% tax rate for each period presented.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	For the Quarter Ended			For the Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
ANALYSIS OF NONINTEREST INCOME	(dollars in thousands)
Trust department fees	$ 1,392	$ 1,312	$ 982	$ 4,942	$ 3,632
Investment advisory and management fees	641	634	585	2,580	2,361
Deposit service fees	1,076	1,229	859	4,267	3,486
Gain on sales of residential real estate loans	114	185	401	836	1,388
Gain on sales of government guaranteed portions of loans	200	338	91	2,149	1,070
Earnings on cash surrender value of life insurance	458	466	412	1,786	1,609
Credit card fees, net of processing costs	(18)	58	190	175	599
Subtotal	$ 3,863	$ 4,222	$ 3,520	$ 16,735	$ 14,145
Bargain purchase gain on CNB acquisition	--	--	--	1,841	--
Gains on sales of certain Community National Bank branches	2,334	--	--	2,334	--
Losses on other real estate owned, net	21	(3)	(9)	(545)	(1,333)
Securities gains	(1)	417	--	432	105
Other *	1,509	1,299	969	5,017	3,704
Total noninterest income	$ 7,726	$ 5,935	$ 4,480	$ 25,814	$ 16,621

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits	$ 9,779	$ 9,803	$ 8,693	$ 37,510	$ 33,275
Occupancy and equipment expense	1,782	1,915	1,458	6,712	5,635
Professional and data processing fees	1,943	1,903	975	6,425	4,318
FDIC and other insurance	691	713	574	2,587	2,331
Loan/lease expense	628	396	287	1,522	1,042
Advertising and marketing	578	406	388	1,727	1,445
Postage and telephone	316	277	244	1,069	960
Stationery and supplies	157	143	123	562	541
Bank service charges	278	307	244	1,145	854
Subtotal	$ 16,152	$ 15,863	$ 12,986	$ 59,259	$ 50,401
Acquisition and data conversion costs	1,176	389	--	2,353	--
Other-than-temporary-impairment losses on securities	--	--	--	--	62
Other	884	775	394	2,821	1,796
Total noninterest expense	$ 18,212	$ 17,027	$ 13,380	$ 64,433	$ 52,259

* Following is a detailed breakdown of Other Noninterest Income:

Gain on sale of credit card loan portfolio	$ --	$ --	$ --	$ 495	$ --
Gain on sale of credit card issuing operations	--	--	--	355	--
Gain on sale of certain nonperforming loans	576	--	--	576	--
Gain on sale of equity interest	--	--	--	--	580
Debit card fees	240	265	222	992	951
Fees on interest rate swaps on commercial loans	54	44	316	105	616
Miscellaneous	639	990	431	2,494	1,557
TOTAL	$ 1,509	$ 1,299	$ 969	$ 5,017	$ 3,704
CONTACT: Todd A. Gipple
         Executive Vice President
         Chief Operating Officer
         Chief Financial Officer
         (309) 743-7745